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                                                                    EXHIBIT 12.1


                                   METALDYNE
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS
                            (DOLLARS IN THOUSANDS)




                                                                 FOR THE YEARS ENDED DECEMBER 31
                                 ------------------------------------------------------------------------------------------------
                                   6 MONTHS
                                    ENDED
                                   JUNE 30,                   11/28 -- 12/31   1/1 -- 11/27
                                     2002          2001            2000            2000         1999         1998         1997
                                 ----------- --------------- ---------------- ------------- ------------ ------------ -----------
EARNINGS (LOSS)BEFORE INCOME
TAXES AND FIXED CHARGES:
 Income (loss) from continuing
  operations before income
  taxes (credit), extraordinary
  item and cumulative effect of
  accounting change, net ........ $ 14,830      $(47,930)       $(42,600)     $ 156,670     $139,470     $144,520    $ 190,290
 Deduct equity in undistributed
  earnings of less-than-fifty-
  percent owned companies .......   (2,330)       (8,930)          1,000        (14,210)      (9,800)      (8,530)     (46,030)
 Add interest on indebtedness,
  net ...........................   56,620       148,560          14,470         78,880       83,470       83,620       36,650
 Add amortization of
  debt expense...................    3,410        11,620             550          4,490        2,740        3,250          900
 Estimated interest factor for
  rentals .......................    7,130         9,730             310          2,970        3,710        3,620        2,100
                                  --------      --------        --------      ---------     --------     --------    ---------
 Earnings (loss) before income
  taxes and fixed charges ....... $ 79,660      $113,050        $(26,270)     $ 228,800     $219,590     $226,480    $ 183,910
                                  ========      ========        ========      =========     ========     ========    =========
FIXED CHARGES:
 Interest on indebtedness, net ..   56,620       148,560          14,460         78,640     $ 83,760     $ 84,080    $  36,770
 Amortization of debt expense ...    3,410        11,620             550          4,490        2,740        3,250          900
 Estimated interest factor for
  rentals .......................    7,130         9,730             310          2,970        3,710        3,620        2,100
                                  --------      --------        --------      ---------     --------     --------    ---------
  Total fixed charges ...........   67,160       169,910          15,320         86,100       90,210       90,950       39,770
                                  --------      --------        --------      ---------     --------     --------    ---------
 Preferred stock dividend
  requirement (a)................    1,740         9,750             650             --           --           --       10,300
                                  --------      --------        --------      ---------     --------     --------    ---------
 Combined fixed charges and
  preferred stock dividends ..... $ 68,900      $179,660         $15,970      $  86,100     $ 90,210     $ 90,950    $  50,070
                                  ========      ========        ========      =========     ========     ========    =========
RATIO OF EARNINGS TO FIXED
 CHARGES ........................      1.2           0.7(b)         (1.7)(b)        2.7          2.4          2.5          4.6
                                  ========      ========        ========      =========     ========     ========    =========
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS ................      1.2           0.6(c)         (1.6)(c)        2.7          2.4          2.5          3.7
                                  ========      ========        ========      =========     ========     ========    =========

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(a)  Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

(b) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges by $56,860 and $41,590, respectively.

(c) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges and preferred stock dividends by $66,610 and $42,240, respectively.

(d)  Deemed to represent one-third of rental expense on operating leases.